UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Booth, Richard W.
   2140 Lake Park Blvd.


   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   04/01
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security          2)Trans-    3.Trans-   4.Securities Acquired(A)    5)Amount of    6. Ownership        7)Nature of
                             action      action     or Disposed of (D)          Securities     Form: Direct        Indirect
                             Date        Code                  A                Beneficially   (D) or              Beneficial
                             (Month/                           or               Owned at       Indirect            Ownership
                             Day/Year)   Code V     Amount     D    Price       End of Month   (I)
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Common Stock, par value       03/08/01    G (1)V   541.00        A                              D  Direct

Common Stock, par value       04/02/01    A (2)V   240.00        A  $10.4000     709,076.00     D  Direct
$0.01 per share
Common Stock, par value       03/08/01    G    V   1,082.00      D               52,251.00      I  Charitable Remainder Unitrust
$0.01 per share
Common Stock, par value       03/08/01    G (1)V   541.00        A               295,062.00     I  Wife
$0.01 per share

                                       1

Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative     6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)    Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D         Date Exercisable  Expiration Date
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Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
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Explanation of Responses:

(1)
Gift from the Booth Family Charitable Remainder Unitrust.
(2)
Directors' Quarterly Stock Compensation
-
Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards,  Jr.
    For: Richard W. Booth
DATE 05/07/01